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                                                                    Exhibit 4.18

                      Form of Letter to Banks and Brokers

                            AUREAL SEMICONDUCTOR INC.
                              4245 Technology Drive
                                Fremont, CA 94538


                                                               ___________, 1999


To Securities Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        RE:  RIGHTS OFFERING FOR SHARES OF COMMON STOCK OF AUREAL
             SEMICONDUCTOR INC.

        Aureal Semiconductor Inc. (the "Company") is offering, upon the terms and subject to the conditions set forth in the enclosed Prospectus dated __________, 1999 (the "Prospectus"), rights to purchase shares of its common stock, par value $0.001 (the "Common Stock"), to holders of record ("Holders") of its Common Stock on __________, 1999 (the "Record Date").

        Pursuant to the rights offering, each Holder will have the right to purchase one share of Common Stock for every _____ shares of Common Stock held by such Holder on the Record Date at the subscription price of $0.60 per share.

        We are asking you to contact your clients, for whom you hold shares of Common Stock registered in your name or in the name of your nominee or who hold shares of Common Stock registered in their own names, to obtain instructions as to whether your clients would like you to purchase shares of our common stock pursuant to the rights offering.

        Enclosed are copies of the following documents:

        1.   the Prospectus;

        3.   "Instructions for Completing the Subscription Agreement";

        2.   the Subscription Agreement;

        4. a form of a letter which may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee; and

        5. a return envelope addressed to Chase Mellon Shareholder Services, L.L.C., as Subscription Agent.





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        Your prompt action is requested. The rights offering will expire at 5:00
p.m., Eastern Daylight Savings Time, on __________, 1999, unless extended by the Company in its sole discretion (the "Expiration Date").

        To participate in the rights offering, properly completed and executed Subscription Agreements and payments in full for all shares of Common Stock purchased must be delivered to the Subscription Agent as indicated in the Subscription Agreement and the Prospectus prior to 5:00 p.m., Eastern Daylight Savings Time, on the Expiration Date.

        Additional copies of the enclosed materials may be obtained from ChaseMellon Shareholder Services, L.L.C. Their toll-free telephone number is
(800) 684-8823.

                                          Very truly yours,

                                          AUREAL SEMICONDUCTOR INC.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE SUBSCRIPTION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON, TO MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE RIGHTS OFFERING, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.